                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                (Amendment No. 2)

                    Under the Securities Exchange Act of 1934


                        Centennial HealthCare Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    150937100
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                  Joel Ackerman
                            Hilltopper Holding Corp.
                       c/o E.M. Warburg, Pincus & Co., LLC
                              466 Lexington Avenue
                            New York, New York 10017
                                 (212) 878-0600
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                   Copies to:
William J. Hewitt, Esq.         Daryl R. Griswold, Esq.               Sandra P. Barber
Reboul, MacMurray, Hewitt,      Centennial HealthCare Corporation     South Atlantic Venture Funds
Maynard & Kristol               400 Perimeter Center Terrace          614 West Bay Street
45 Rockefeller Plaza            Atlanta, GA 30346                     Tampa, FL 33606-2704
New York, NY 10111              (770) 698-9040                        (813) 253-2500
(212) 841-5700

                             Steven J. Gartner, Esq.
                              David K. Boston, Esq.
                            Willkie Farr & Gallagher

                               787 Seventh Avenue
                               New York, NY 10019
                                 (212) 728-8000

                                  June 14, 2000
--------------------------------------------------------------------------------
                          (Date of Event which Requires
                            Filing of this Schedule)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following: [ ]

                                  SCHEDULE 13D

-------------------                                           ------------------
CUSIP No. 150937100                                           Page 2 of 39 Pages
-------------------                                           ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Warburg, Pincus Equity Partners, L.P.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

---------------------------- -------- ------------------------------------------
                                7     SOLE VOTING POWER

                                      0

                             -------- ------------------------------------------
     NUMBER OF SHARES           8     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                     11,923,618
           EACH
   REPORTING PERSON WITH
                             -------- ------------------------------------------
                                9     SOLE DISPOSITIVE POWER

                                      0

                             -------- ------------------------------------------
                               10     SHARED DISPOSITIVE POWER

                                      0

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            11,923,618
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            100%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------                                           ------------------
CUSIP No. 150937100                                           Page 3 of 39 Pages
-------------------                                           ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Warburg, Pincus Netherlands Equity Partners I, C.V.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

-------------------------- -------- --------------------------------------------
                              7     SOLE VOTING POWER

                                    0

                           -------- --------------------------------------------
    NUMBER OF SHARES          8     SHARED VOTING POWER
  BENEFICIALLY OWNED BY
          EACH                      11,923,618
  REPORTING PERSON WITH
                           -------- --------------------------------------------
                              9     SOLE DISPOSITIVE POWER

                                    0

                           -------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    0

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            11,923,618
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            100%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------                                           ------------------
CUSIP No. 150937100                                           Page 4 of 39 Pages
-------------------                                           ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Warburg, Pincus Netherlands Equity Partners II, C.V.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

------------------------- --------- --------------------------------------------
                             7      SOLE VOTING POWER

                                    0

                          --------- --------------------------------------------
    NUMBER OF SHARES         8      SHARED VOTING POWER
 BENEFICIALLY OWNED BY
          EACH                      11,923,618
 REPORTING PERSON WITH
                          --------- --------------------------------------------
                             9      SOLE DISPOSITIVE POWER

                                    0

                          --------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    0

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            11,923,618
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            100%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------                                           ------------------
CUSIP No. 150937100                                           Page 5 of 39 Pages
-------------------                                           ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Warburg, Pincus Netherlands Equity Partners III, C.V.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

------------------------- --------- --------------------------------------------
                             7      SOLE VOTING POWER

                                    0

                          --------- --------------------------------------------
    NUMBER OF SHARES         8      SHARED VOTING POWER
 BENEFICIALLY OWNED BY
          EACH                      11,923,618
 REPORTING PERSON WITH
                          --------- --------------------------------------------
                             9      SOLE DISPOSITIVE POWER

                                    0

                          --------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    0

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            11,923,618
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            100%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------                                           ------------------
CUSIP No. 150937100                                           Page 6 of 39 Pages
-------------------                                           ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Warburg, Pincus & Co.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            Not Applicable

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            New York

-------------------------- -------- --------------------------------------------
                              7     SOLE VOTING POWER

                                    0

                           -------- --------------------------------------------
    NUMBER OF SHARES          8     SHARED VOTING POWER
  BENEFICIALLY OWNED BY
          EACH                      11,923,618
  REPORTING PERSON WITH
                           -------- --------------------------------------------
                              9     SOLE DISPOSITIVE POWER

                                    0

                           -------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    0

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            11,923,618)
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            100%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------                                           ------------------
CUSIP No. 150937100                                           Page 7 of 39 Pages
-------------------                                           ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            E.M. Warburg, Pincus & Co., LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            Not Applicable

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            New York

-------------------------- -------- --------------------------------------------
                              7     SOLE VOTING POWER

                                    0

                           -------- --------------------------------------------
    NUMBER OF SHARES          8     SHARED VOTING POWER
  BENEFICIALLY OWNED BY
          EACH                      11,923,618
  REPORTING PERSON WITH
                           -------- --------------------------------------------
                              9     SOLE DISPOSITIVE POWER

                                    0

                           -------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    0

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            11,923,618
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            100%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            OO

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------                                           ------------------
CUSIP No. 150937100                                           Page 8 of 39 Pages
-------------------                                           ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Hilltopper Holding Corp.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

------------------------- --------- --------------------------------------------
                             7      SOLE VOTING POWER

                                    0

                          --------- --------------------------------------------
    NUMBER OF SHARES         8      SHARED VOTING POWER
 BENEFICIALLY OWNED BY
          EACH                      11,923,618
 REPORTING PERSON WITH
                          --------- --------------------------------------------
                             9      SOLE DISPOSITIVE POWER

                                    0

                          --------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    0

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            11,923,618

----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            100%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            CO

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------                                           ------------------
CUSIP No. 150937100                                           Page 9 of 39 Pages
-------------------                                           ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Hilltopper Acquisition Corp.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Georgia

--------------------------- -------- -------------------------------------------
                               7     SOLE VOTING POWER

                                     0

                            -------- -------------------------------------------
     NUMBER OF SHARES          8     SHARED VOTING POWER
  BENEFICIALLY OWNED BY
           EACH                      0
  REPORTING PERSON WITH
                            -------- -------------------------------------------
                               9     SOLE DISPOSITIVE POWER

                                     0

                            -------- -------------------------------------------
                              10     SHARED DISPOSITIVE POWER

                                     0

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            0

----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            CO

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------                                          -------------------
CUSIP No. 150937100                                          Page 10 of 39 Pages
-------------------                                          -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Welsh, Carson, Anderson & Stowe VI, L.P.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

-------------------------- -------- --------------------------------------------
                              7     SOLE VOTING POWER

                                    0

                           -------- --------------------------------------------
    NUMBER OF SHARES          8     SHARED VOTING POWER
  BENEFICIALLY OWNED BY
          EACH                      0
  REPORTING PERSON WITH
                           -------- --------------------------------------------
                              9     SOLE DISPOSITIVE POWER

                                    0

                           -------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    0

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            0

----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------                                          -------------------
CUSIP No. 150937100                                          Page 11 of 39 Pages
-------------------                                          -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            WCAS VI Partners, L.P.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            Not Applicable

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

-------------------------- --------- -------------------------------------------
                              7      SOLE VOTING POWER

                                     0

                           --------- -------------------------------------------
    NUMBER OF SHARES          8      SHARED VOTING POWER
  BENEFICIALLY OWNED BY
          EACH                       0
  REPORTING PERSON WITH
                           --------- -------------------------------------------
                              9      SOLE DISPOSITIVE POWER

                                     0

                           --------- -------------------------------------------
                              10     SHARED DISPOSITIVE POWER

                                     0

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            0
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------                                          -------------------
CUSIP No. 150937100                                          Page 12 of 39 Pages
-------------------                                          -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            WCAS Capital Partners II, L.P..
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

------------------------- ------- ----------------------------------------------
                            7     SOLE VOTING POWER

                                  0

                          ------- ----------------------------------------------
    NUMBER OF SHARES        8     SHARED VOTING POWER
 BENEFICIALLY OWNED BY
          EACH                    0
 REPORTING PERSON WITH
                          ------- ----------------------------------------------
                            9     SOLE DISPOSITIVE POWER

                                  0

                          ------- ----------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  0

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            0

----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------                                          -------------------
CUSIP No. 150937100                                          Page 13 of 39 Pages
-------------------                                          -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            WCAS Healthcare Partners, L.P.

----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

------------------------- --------- --------------------------------------------
                             7      SOLE VOTING POWER

                                    0

                          --------- --------------------------------------------
    NUMBER OF SHARES         8      SHARED VOTING POWER
 BENEFICIALLY OWNED BY
          EACH                      0
 REPORTING PERSON WITH
                          --------- --------------------------------------------
                             9      SOLE DISPOSITIVE POWER

                                    0

                          --------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    0

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            0

----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------                                          -------------------
CUSIP No. 150937100                                          Page 14 of 39 Pages
-------------------                                          -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            WCAS HP Partners, L.P.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            Not Applicable

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

------------------------- ------- ----------------------------------------------
                            7     SOLE VOTING POWER

                                  0

                          ------- ----------------------------------------------
    NUMBER OF SHARES        8     SHARED VOTING POWER
 BENEFICIALLY OWNED BY
          EACH                    0
 REPORTING PERSON WITH
                          ------- ----------------------------------------------
                            9     SOLE DISPOSITIVE POWER

                                  0

                          ------- ----------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  0

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            0
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------                                          -------------------
CUSIP No. 150937100                                          Page 15 of 39 Pages
-------------------                                          -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            WCAS CP II Partners
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            Not Applicable

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

------------------------- ------- ----------------------------------------------
                            7     SOLE VOTING POWER

                                  0

                          ------- ----------------------------------------------
    NUMBER OF SHARES        8     SHARED VOTING POWER
 BENEFICIALLY OWNED BY
          EACH                    0
 REPORTING PERSON WITH
                          ------- ----------------------------------------------
                            9     SOLE DISPOSITIVE POWER

                                  0

                          ------- ----------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  0

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            0

----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------                                          -------------------
CUSIP No. 150937100                                          Page 16 of 39 Pages
-------------------                                          -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Patrick J. Welsh

----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            PF

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S. Citizen

------------------------- --------- --------------------------------------------
                             7      SOLE VOTING POWER

                                    0

                          --------- --------------------------------------------
    NUMBER OF SHARES         8      SHARED VOTING POWER
 BENEFICIALLY OWNED BY
          EACH                      0
 REPORTING PERSON WITH
                          --------- --------------------------------------------
                             9      SOLE DISPOSITIVE POWER

                                    0

                          --------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    0

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            0

----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------                                          -------------------
CUSIP No. 150937100                                          Page 17 of 39 Pages
-------------------                                          -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Russell L. Carson

----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            PF

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S. Citizen

------------------------- ------- ----------------------------------------------
                            7     SOLE VOTING POWER

                                  0

                          ------- ----------------------------------------------
    NUMBER OF SHARES        8     SHARED VOTING POWER
 BENEFICIALLY OWNED BY
          EACH                    0
 REPORTING PERSON WITH
                          ------- ----------------------------------------------
                            9     SOLE DISPOSITIVE POWER

                                  0

                          ------- ----------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  0

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON


----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------                                          -------------------
CUSIP No. 150937100                                          Page 18 of 39 Pages
-------------------                                          -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Bruce K. Anderson

----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            PF

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S. Citizen

--------------------------- -------- -------------------------------------------
                               7     SOLE VOTING POWER

                                     0

                            -------- -------------------------------------------
     NUMBER OF SHARES          8     SHARED VOTING POWER
  BENEFICIALLY OWNED BY
           EACH                      0
  REPORTING PERSON WITH
                            -------- -------------------------------------------
                               9     SOLE DISPOSITIVE POWER

                                     0

                            -------- -------------------------------------------
                              10     SHARED DISPOSITIVE POWER

                                     0

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            0

----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------                                          -------------------
CUSIP No. 150937100                                          Page 19 of 39 Pages
-------------------                                          -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Andrew M. Paul

----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            PF

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S. Citizen

-------------------------- -------- --------------------------------------------
                              7     SOLE VOTING POWER

                                    0

                           -------- --------------------------------------------
    NUMBER OF SHARES          8     SHARED VOTING POWER
  BENEFICIALLY OWNED BY
          EACH                      0
  REPORTING PERSON WITH
                           -------- --------------------------------------------
                              9     SOLE DISPOSITIVE POWER

                                    0

                           -------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    0

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            0

----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------                                          -------------------
CUSIP No. 150937100                                          Page 20 of 39 Pages
-------------------                                          -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Robert A. Minicucci

----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            PF

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S. Citizen

------------------------- ------- ----------------------------------------------
                            7     SOLE VOTING POWER

                                  0

                          ------- ----------------------------------------------
    NUMBER OF SHARES        8     SHARED VOTING POWER
 BENEFICIALLY OWNED BY
          EACH                    0
 REPORTING PERSON WITH
                          ------- ----------------------------------------------
                            9     SOLE DISPOSITIVE POWER

                                  0

                          ------- ----------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  0

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            0

----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------                                          -------------------
CUSIP No. 150937100                                          Page 21 of 39 Pages
-------------------                                          -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Paul B. Queally

----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            PF

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S. Citizen

--------------------------- -------- -------------------------------------------
                               7     SOLE VOTING POWER

                                     0

                            -------- -------------------------------------------
     NUMBER OF SHARES          8     SHARED VOTING POWER
  BENEFICIALLY OWNED BY
           EACH                      0
  REPORTING PERSON WITH
                            -------- -------------------------------------------
                               9     SOLE DISPOSITIVE POWER

                                     0

                            -------- -------------------------------------------
                              10     SHARED DISPOSITIVE POWER

                                     0

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            0

----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------                                          -------------------
CUSIP No. 150937100                                          Page 22 of 39 Pages
-------------------                                          -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Thomas E, McInerney

----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            PF

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S. Citizen

------------------------- --------- --------------------------------------------
                             7      SOLE VOTING POWER

                                    0

                          --------- --------------------------------------------
    NUMBER OF SHARES         8      SHARED VOTING POWER
 BENEFICIALLY OWNED BY
          EACH                      0
 REPORTING PERSON WITH
                          --------- --------------------------------------------
                             9      SOLE DISPOSITIVE POWER

                                    0

                          --------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    0

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            0

----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------                                          -------------------
CUSIP No. 150937100                                          Page 23 of 39 Pages
-------------------                                          -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            South Atlantic Venture Fund II, Limited Partnership
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

------------------------- ------- ----------------------------------------------
                            7     SOLE VOTING POWER

                                  0

                          ------- ----------------------------------------------
    NUMBER OF SHARES        8     SHARED VOTING POWER
 BENEFICIALLY OWNED BY
          EACH                    0
 REPORTING PERSON WITH
                          ------- ----------------------------------------------
                            9     SOLE DISPOSITIVE POWER

                                  0

                          ------- ----------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  0

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            0

----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------                                          -------------------
CUSIP No. 150937100                                          Page 24 of 39 Pages
-------------------                                          -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            The Burton Partnership, Limited Partnership

----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

------------------------- --------- --------------------------------------------
                             7      SOLE VOTING POWER

                                    0

                          --------- --------------------------------------------
    NUMBER OF SHARES         8      SHARED VOTING POWER
 BENEFICIALLY OWNED BY
          EACH                      0
 REPORTING PERSON WITH
                          --------- --------------------------------------------
                             9      SOLE DISPOSITIVE POWER

                                    0

                          --------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    0

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            0

----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------                                          -------------------
CUSIP No. 150937100                                          Page 25 of 39 Pages
-------------------                                          -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            South Atlantic Venture Partners II, Limited Partnership
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            Not Applicable

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

------------------------- ------- ----------------------------------------------
                            7     SOLE VOTING POWER

                                  0

                          ------- ----------------------------------------------
    NUMBER OF SHARES        8     SHARED VOTING POWER
 BENEFICIALLY OWNED BY
          EACH                    0
 REPORTING PERSON WITH
                          ------- ----------------------------------------------
                            9     SOLE DISPOSITIVE POWER

                                  0

                          ------- ----------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  0

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            0
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------                                          -------------------
CUSIP No. 150937100                                          Page 26 of 39 Pages
-------------------                                          -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            South Atlantic Venture Partners III, Limited Partnership
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            Not Applicable

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

------------------------- --------- --------------------------------------------
                             7      SOLE VOTING POWER

                                    0

                          --------- --------------------------------------------
    NUMBER OF SHARES         8      SHARED VOTING POWER
 BENEFICIALLY OWNED BY
          EACH                      0
 REPORTING PERSON WITH
                          --------- --------------------------------------------
                             9      SOLE DISPOSITIVE POWER

                                    0

                          --------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    0

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            0
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------                                          -------------------
CUSIP No. 150937100                                          Page 27 of 39 Pages
-------------------                                          -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Donald W. Burton

----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            Not Applicable

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S. Citizen

--------------------------- -------- -------------------------------------------
                               7     SOLE VOTING POWER

                                     0

                            -------- -------------------------------------------
     NUMBER OF SHARES          8     SHARED VOTING POWER
  BENEFICIALLY OWNED BY
           EACH                      0
  REPORTING PERSON WITH
                            -------- -------------------------------------------
                               9     SOLE DISPOSITIVE POWER

                                     0

                            -------- -------------------------------------------
                              10     SHARED DISPOSITIVE POWER

                                     0

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            0
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            100%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------                                          -------------------
CUSIP No. 150937100                                          Page 28 of 39 Pages
-------------------                                          -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            J. Stephen Eaton

----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            PF

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S. Citizen

-------------------------- --------- -------------------------------------------
                              7      SOLE VOTING POWER

                                     0

                           --------- -------------------------------------------
    NUMBER OF SHARES          8      SHARED VOTING POWER
  BENEFICIALLY OWNED BY
          EACH                       11,923,618
  REPORTING PERSON WITH
                           --------- -------------------------------------------
                              9      SOLE DISPOSITIVE POWER

                                     0

                           --------- -------------------------------------------
                              10     SHARED DISPOSITIVE POWER

                                     0

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            0

----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------                                          -------------------
CUSIP No. 150937100                                          Page 29 of 39 Pages
-------------------                                          -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Lawrence W. Lepeley, Jr.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            PF

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S. Citizen

-------------------------- -------- --------------------------------------------
                              7     SOLE VOTING POWER

                                    0

                           -------- --------------------------------------------
    NUMBER OF SHARES          8     SHARED VOTING POWER
  BENEFICIALLY OWNED BY
          EACH                      0
  REPORTING PERSON WITH
                           -------- --------------------------------------------
                              9     SOLE DISPOSITIVE POWER

                                    0

                           -------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    0

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            0

----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------                                          -------------------
CUSIP No. 150937100                                          Page 30 of 39 Pages
-------------------                                          -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Alan C. Dahl

----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            PF

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S. Citizen

                           -------- --------------------------------------------
                              7     SOLE VOTING POWER

                                    0

                           -------- --------------------------------------------
    NUMBER OF SHARES          8     SHARED VOTING POWER
  BENEFICIALLY OWNED BY
          EACH                      0
  REPORTING PERSON WITH
                           -------- --------------------------------------------
                              9     SOLE DISPOSITIVE POWER

                                    0

                           -------- --------------------------------------------
                             10     SHARED DISPOSITIVE POWER

                                    0

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            0

----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------                                          -------------------
CUSIP No. 150937100                                          Page 31 of 39 Pages
-------------------                                          -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Kent C. Fosha, Sr.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            PF

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S. Citizen

--------------------------- ------- --------------------------------------------
                              7     SOLE VOTING POWER

                                    0

     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
                            ------- --------------------------------------------
                              8     SHARED VOTING POWER

                                    0

                            ------- --------------------------------------------
                              9     SOLE DISPOSITIVE POWER

                                    0

                            ------- --------------------------------------------
                              10    SHARED DISPOSITIVE POWER

                                    0

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            0

----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

     This Amendment No. 2 amends the Schedule 13D filed on March 6, 2000, as amended by Amendment No. 1 thereto, filed with the SEC on March 17, 2000, (the "Original 13D") on behalf of:

     a. Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership, Warburg, Pincus Netherlands Equity Partners I, C.V., a Netherlands limited partnership, Warburg, Pincus Netherlands Equity Partners II, C.V., a Netherlands limited partnership, Warburg, Pincus Netherlands Equity Partners III, C.V., a Netherlands limited partnership, Warburg, Pincus & Co., a New York general partnership, E.M. Warburg, Pincus & Co., LLC, a New York limited liability company, Hilltopper Holding Corp., a Delaware corporation, Hilltopper Acquisition Corp., a Georgia corporation;

     b. Welsh, Carson, Anderson, & Stowe VI, L.P., a Delaware limited partnership, WCAS Capital Partners II, L.P., a Delaware limited partnership, WCAS Healthcare Partners, L.P., a Delaware limited partnership, WCAS HP Partners, L.P., a Delaware limited partnership, WCAS VI Partners, a Delaware general partnership, WCAS CP II Partners, a New Jersey general partnership, Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Andrew M. Paul, Thomas
E. McInerney, Robert A. Minicucci and Paul B. Queally;

     c. South Atlantic Venture Fund II, Limited Partnership, a Delaware limited partnership, South Atlantic Venture Fund III, Limited Partnership, a Delaware limited partnership, The Burton Partnership, Limited Partnership, a Delaware limited


                                    32 of 39
partnership, South Atlantic Venture Partners II, Limited Partnership, a Delaware limited partnership, South Atlantic Venture Partners III, Limited Partnership, a Delaware limited partnership ("SAVP III") and, Donald W. Burton; and

     d. J. Stephen Eaton, Lawrence W. Lepley, Jr., Alan C. Dahl and Kent C. Fosha, Sr.

     Unless otherwise indicated herein, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Original 13D.

Item 4. Purpose of Transaction.

     Item 4 of the Original 13D is hereby amended by adding the following:

     On May 2, 2000, Merger Sub consummated the Offer and acquired 51.8% of the outstanding shares of Common Stock.

     On May 3, Parent issued the shares of Series A Preferred Stock and Series B Preferred Stock to the Stockholders in exchange for the Contribution Shares pursuant to the Contribution Agreement. As a result of consummating the Offer and the exchange for the Contribution Shares, Parent held approximately 91.4% of the outstanding Common Stock.

     On June 12, 2000, the Company held a special meeting of its shareholders. At such meeting the Merger was approved by the Company's shareholders.

     Upon consummation of the Merger on June 14, 2000 ("the Effective Date"), Merger Sub was merged with and into the Company, the separate corporate existence of Merger Sub ceased, and the Company continued as the surviving corporation (the "Surviving Corporation"). On the effective date of the Merger, each outstanding share of Common Stock was converted into the right to receive the amount of $5.50 per share, without interest thereon, and, as of such date, such shares were no longer outstanding and were automatically canceled and ceased to exist. Pursuant to the Merger Agreement and as of the Effective Date, Parent owned 100% of the Common Stock.

     Pursuant to the Merger Agreement and as of the Effective Date, (i) the directors of Merger Sub immediately before the Effective Date became the initial directors of the Surviving Corporation, (ii) the officers of the Company immediately before the Effective Date continued to


                                    33 of 39
serve as the officers of the Surviving Corporation, (iii) the articles of incorporation of Merger Sub, as in effect immediately before the Effective Date, became the articles of incorporation of the Surviving Corporation and (iv) the by-laws of the Merger Sub, as in effect immediately before the Effective Date, became the initial by-laws of the Surviving Corporation.

     As of the close of business on the Effective Date, the Common Stock ceased to trade on the NASDAQ Stock Market. In addition, as of the Effective Date, the registration of the Common Stock under Section 12(g) of the Act was terminated.

Item 7. Material to be Filed as Exhibits.

     1. Subscription and Contribution Agreement, dated February 24, 2000, by and among Parent and Stockholders of the Company. (Previously filed)

     2. Agreement and Plan of Merger Agreement, dated as of February 25, 2000, by and among the Company, Parent and Merger Sub. (Previously filed)

     3. Voting Agreement, dated as of February 25, 2000, by and among Parent, WCAS CP II and the Stockholders. (Previously filed)

     4. Joint Filing Agreement, dated as of March 6, 2000, by and among the Reporting Entities. (Previously filed)

     5. Power of Attorney from Kent C. Fosha, Sr., Alan C. Dahl and Lawrence W. Lepley to J. Stephen Eaton and Daryl Griswold, dated March 6, 2000. (Previously filed)

     6. Schedule TO as filed with the Commission by Parent, Merger Sub, WPEP, the Management Reporting Persons and the Company on March 17, 2000. (Previously filed).


                                    34 of 39

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated: June 27, 2000                    WARBURG, PINCUS EQUITY PARTNERS, L.P.

                                        By: Warburg, Pincus & Co.,
                                            General Partner

                                        By: /s/ Charles R. Kaye
                                            ------------------------------
                                        Name:  Charles R. Kaye
                                        Title: Managing Director


                                        WARBURG, PINCUS & CO.

                                        By: /s/ Charles R. Kaye
                                            ------------------------------
                                        Name:  Charles R. Kaye
                                        Title: Managing Director


                                        E.M. WARBURG, PINCUS & CO., LLC

                                        By: Warburg, Pincus &
                                            Co., General Partner

                                        By: /s/ Charles R. Kaye
                                            ------------------------------
                                        Name:  Charles R. Kaye
                                        Title: Managing Director


                                        WARBURG, PINCUS
                                        NETHERLANDS EQUITY
                                        PARTNERS I, C.V.

                                        By: Warburg, Pincus &
                                            Co., General Partner

                                        By: /s/ Charles R. Kaye
                                            ------------------------------
                                        Name:  Charles R. Kaye
                                        Title: Managing Director

                                        WARBURG, PINCUS
                                        NETHERLANDS EQUITY
                                        PARTNERS II, C.V.

                                        By: Warburg, Pincus &
                                            Co., General Partner

                                        By: /s/ Charles R. Kaye
                                            ------------------------------
                                        Name:  Charles R. Kaye
                                        Title: Managing Director


                                        WARBURG, PINCUS
                                        NETHERLANDS EQUITY
                                        PARTNERS III, C.V.

                                        By: Warburg, Pincus &
                                            Co., General Partner

                                        By: /s/ Charles R. Kaye
                                            ------------------------------
                                        Name:  Charles R. Kaye
                                        Title: Managing Director


                                        HILLTOPPER HOLDING CORP.

                                        By: /s/ David Wenstrup
                                            ------------------------------
                                        Name:  David Wenstrup
                                        Title: Vice President


                                        HILLTOPPER ACQUISITION CORP.

                                        By: /s/ David Wenstrup
                                            ------------------------------
                                        Name:  David Wenstrup
                                        Title: Vice President


                                        WELSH, CARSON, ANDERSON & STOWE VI, L.P.

                                        By: /s/ Jonathan M. Rather
                                            ------------------------------
                                        Name:  Jonathan M. Rather
                                        Title: Attorney-in-Fact


                                        WCAS CAPITAL PARTNERS II, L.P.

                                        By: /s/ Jonathan M. Rather
                                            ------------------------------
                                        Name:  Jonathan M. Rather
                                        Title: Attorney-in-Fact

                                        WCAS HEALTHCARE PARTNERS, L.P.

                                        By: /s/ Jonathan M. Rather
                                            ------------------------------
                                        Name:  Jonathan M. Rather
                                        Title: Attorney-in-Fact


                                        WCAS VI PARTNERS, L.P.

                                        By: /s/ Jonathan M. Rather
                                            ------------------------------
                                        Name:  Jonathan M. Rather
                                        Title: Attorney-in-Fact


                                        WCAS CP II PARTNERS

                                        By: /s/ Jonathan M. Rather
                                            ------------------------------
                                        Name:  Jonathan M. Rather
                                        Title: Attorney-in-Fact


                                        WCAS HP PARTNERS, L.P.

                                        By: /s/ Jonathan M. Rather
                                            ------------------------------
                                        Name:  Jonathan M. Rather
                                        Title: Attorney-in-Fact


                                        SOUTH ATLANTIC VENTURE FUND
                                        II, LIMITED PARTNERSHIP

                                        By: South Atlantic
                                            Venture Partners II,
                                            Limited Partnership,
                                            General Partner

                                        By: /s/ Donald W. Burton
                                            ------------------------------
                                        Name:  Donald W. Burton
                                        Title: Partner


                                        SOUTH ATLANTIC VENTURE FUND
                                        III, LIMITED PARTNERSHIP

                                        By: South Atlantic
                                            Venture Partners III,
                                            Limited Partnership,
                                            General Partner

                                        By: /s/ Donald W. Burton
                                            ------------------------------
                                        Name:  Donald W. Burton
                                        Title: Partner

                                        THE BURTON PARTNERSHIP,
                                        LIMITED PARTNERSHIP

                                        By: /s/ Donald W. Burton
                                            ------------------------------
                                        Name:  Donald W. Burton
                                        Title: Partner


                                        SOUTH ATLANTIC VENTURE PARTNERS II,
                                        LIMITED PARTNERSHIP

                                        By: /s/ Donald W. Burton
                                            ------------------------------
                                        Name:  Donald W. Burton
                                        Title: Partner


                                        SOUTH ATLANTIC VENTURE PARTNERS III,
                                        LIMITED PARTNERSHIP

                                        By: /s/ Donald W. Burton
                                            ------------------------------
                                        Name:  Donald W. Burton
                                        Title: Partner

                                        /s/ Donald W. Burton
                                        ------------------------------
                                        Donald W. Burton

                                        /s/ J. Stephen Eaton
                                        ------------------------------
                                        J. Stephen Eaton

                                        /s/ Lawrence W. Lepley, Jr.
                                        ------------------------------
                                        Lawrence W. Lepley, Jr.

                                        /s/ Alan C. Dahl
                                        ------------------------------
                                        Alan C. Dahl

                                        /s/ Kent C. Fosha, Sr.
                                        ------------------------------
                                        Kent C. Fosha, Sr.

                                        Patrick J. Welsh
                                        Russell L. Carson
                                        Bruce K. Anderson
                                        Andrew M. Paul
                                        Thomas E. McInerney
                                        Robert A. Minicucci
                                        Paul B. Queally

                                        By: /s/ Jonathan M. Rather
                                            ------------------------------
                                        Name:  Jonathan M. Rather
                                        Title: Attorney-in-Fact